Exhibit 99.1

INCA Designs, Inc. Board of Directors

Rescinds Forward Stock Split

New York, NY – June 5, 2008 – INCA Designs, Inc. (OTCPK: IDGI) announces today that its Board of Directors rescinded the previously announced 3 for 1 forward stock split.

Due to an unexpected downturn in the market for the Company’s common stock, the Company’s Board of Directors determined that the previously approved stock split is no longer in the best interest of the Company and its shareholders.

About INCA Designs, Inc.

INCA is a boutique design house that creates, markets, and distributes a line of swimwear, resort wear, and accessories under the brand names of INCA, INCA Girl, INCA Bag, and INCA Junior. The Company’s unique designs, distinct brand, and premiere product positioning cater to customers seeking a “resort lifestyle experience.” INCA’s cross-generational collection emphasizes beautiful fabrics and a great fit available in a wide range of price points. INCA seeks to fill a void in the current resort wear market by offering luxury-inspired swimwear, resort wear and accessories at an accessible price point, with a collection that embodies cohesive, sophisticated, yet wearable clothing and accessories for women and girls of all ages and backgrounds. The INCA line is prominently featured in top fashion publications including Vogue, Elle, InStyle, Town & Country and Sports Illustrated’s Swimwear Edition. INCA is a favorite among celebrities including Denise Richards, Kelly Ripa, Carmen Electra, and Jennifer Aniston. INCA products are available at luxury departments and specialty stores including Barneys New York, Neiman Marcus, Scoop, Intermix and others. The company recently opened their flagship boutique store in the heart of New York City at 976 Lexington Avenue.

Corporate offices are located at 976 Lexington Avenue, New York, NY 10021. Questions should be directed to Stacy Josloff, CEO at (212) 327-3007 or may be emailed to info@incagirl.com. More information about the Company is available on the Company’s website at www.incagirl.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of INCA Designs, Inc. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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